Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAC-GRAY CORPORATION

MAC-GRAY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:                  That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 2 of Article VIII thereof and inserting, in lieu thereof, the following:

“Section 2.  Amendment by Stockholders

The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least a majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.”

SECOND:             That the foregoing amendment as certified herein has been duly adopted by vote of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS HEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on the 5th day of June, 2013.

MAC-GRAY CORPORATION

By:	/s/ Stewart G. MacDonald, Jr.
	Name:	Stewart G. MacDonald, Jr.
	Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment]